United States Securities And Exchange Commission
                             Washington, D.C. 20549


                                    FORM S-8
                             Registration Statement
                        Under the Securities Act of 1933


                              ATLAS MINERALS INC.
             (Exact Name of Registrant as Specified in its Charter)

                          Colorado                    84-1533604
                (State or other jurisdiction of     (IRS Employer
                incorporation or organization)   Identification Number)

            Suite 205, 10920 West Alameda Avenue, Lakewood, Co 80226
               (Address of principal executive offices) (Zip code)

         Registrant's telephone number, including area code: 303-292-1299

                        2003 Consultant Stock Grant Plan
                            (Full Title of the Plan)

                                 Gerald E. Davis
                      10920 West Alameda Avenue, Suite 205
                               Lakewood, Co 80226
            (Name, address and telephone number of Agent for service)

                             All Correspondence to:
                          Brenda Lee Hamilton, Esquire
                         Hamilton, Lehrer & Dargan, P.A.
                          2 East Camino Real, Suite 202
                            Boca Raton, Florida 33432
                                 (561) 416-8956


                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
Title of                             Proposed           Proposed          Amount
Securities        Amount             Maximum            Maximum           of
to be             to be              Offering Price     Aggregate         Fee
Registered        Registered(1)      per Share (2)      Offering Price
--------------------------------------------------------------------------------
Common Stock,     800,000            $.44               $352,000          $28.48
$0.01 par value:

TOTAL             800,000            $.44               $352,000          $28.48
--------------------------------------------------------------------------------

1. Represents shares to be issued for consulting services rendered or to be rendered to us.

2. The prices hereof may change prior to the effective date of the Registration Statement; therefore, such prices are estimated solely for the purposes of computing the registration fee pursuant to Rule 457(a).

3. Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price, and registration fee are based upon the price at the close of market on November 12, 2003.

4. This Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

Unless otherwise stated in this Registration Statement, references to "Atlas Minerals", "we", "our" and "us" refer to Atlas Minerals, Inc., a Colorado corporation.

Forward-Looking Statements
The following discussion contains forward-looking statements. Atlas Minerals, Inc. is referred to herein as "we" or "our." The words or phrases "believes," "intends," plans," "anticipates," "likely," "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Such statements include those concerning our expected financial performance, our corporate strategy and operational plans. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Statements made herein are as of the date of the filing of this Form S-8 Registration Statement with the Securities and Exchange Commission and should not be relied upon as of any subsequent date. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

                                     PART I

Plan Information
We are offering up to 800,000 Shares pursuant to our Plan titled 2003 Consultant Stock Grant Plan.

Plan Purpose
We will issue common stock to certain Consultants in accordance with written Consulting Agreements and the 2003 Consultant Stock Grant Plan, which have been approved by our Board of Directors. The written Consulting Agreements and the 2003 Consultant Stock Grant Plan are intended to provide a method whereby we may compensate Consultants for services rendered to us in lieu of cash compensation due to our limited cash resources. The Consultants who will participate in the Plan have agreed or will agree in the future to provide their expertise and advice to us for the purposes and consideration set forth in their written Consulting Agreements and the 2003 Consultant Stock Grant Plan. The services to be provided by the Consultants under the Plan do not relate to the offer or sale of our securities in a capital raising transaction or the direct or indirect promotion or maintenance of a market for our common stock. The Plan will be administered by our Board of Directors.

Employee Retirement Income Security Act of 1975 ("ERISA").
The 2003 Consultant Stock Grant Plan is not qualified under ERISA.

Additional Information
Participants may obtain additional information about the 2003 Consultant Stock Grant Plan without charge and upon written or oral request. Such request should be directed to: Gerald E. Davis 10920 West Alameda Avenue, Suite 205, Lakewood, Co 80226, Telephone Number 303-292-1299.

All other documents required to be delivered to participants are also available without charge, upon written or oral request, at the same address and telephone number.

Securities to be Offered
Our Board of Directors has authorized the issuance of up to 800,000 shares of our common stock to Consultants upon effectiveness of this Registration Statement.

Purchase of Securities Pursuant to the Plan and Payment for Shares Offered Consultants shall have shares issued to them as full consideration for their services; as such, Consultants shall be deemed to have paid in full for the shares as compensation for the consulting services under our 2003 Consultant Stock Grant Plan. Consultants are permitted to receive a total of 800,000 shares of our common stock. The shares issued pursuant to our 2003 Consultant Stock Grant Plan will be issued directly from our treasury and no fees, commissions or other charges will be paid by us to any party.

Restrictions on Resales
In the event that a person or entity that is an affiliate of ours acquires shares of our common stock hereunder, the affiliate will be subject to Section 16(b) of the Securities Exchange Act of 1934 ("the Exchange Act"). Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to us. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. We have agreed that for the purpose of any "profit" computation under Section 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Tax Effects of Consultants Who Participate in the Plan
Consultants will realize income when they receive the shares, based on their agreement with us, and will realize a gain when they sell the shares, based on the sale price they receive versus the purchase price. We do not foresee a tax consequence for ourselves. The Plan does not, to the best of our knowledge, qualify under Section 401(a) of the Internal Revenue Code.

Tax Treatment to Us
The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by us for federal income tax purposes in the taxable year during which we recognize income.

Investment of Funds
We will not receive funds in consideration of the shares. The shares are being issued in consideration for services rendered to us. We will not receive proceeds from the sale of the shares by the Consultants.

Withdrawal From the Plan; Assignment of Interest
No withdrawal or termination terms are currently contemplated. No assignment or hypothecation terms are currently contemplated, but we will permit an assignment of the interests if Consultants choose to assign their interest to a third party.

Forfeitures and Penalties
There is currently no contemplated forfeiture or penalty event.

Charges, Deductions and Liens
There are no charges or deductions currently contemplated. There are no creations of lien terms currently contemplated.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Incorporation of Documents by Reference
The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to documents we file with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this Registration Statement. Information that we file later with the Securities and

Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares covered by this Registration Statement have been sold or deregistered:

a) Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, which was filed on March 28, 2003;

(b) The description of our Common Stock contained in our Registration Statement on Form 10, including any amendments or reports filed for the purpose of updating such description;

(c) Our Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2003, which was filed on August 14, 2003;

(d) Our Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2003, which was filed on May 13, 2003; and

(e) Our Forms 8-K which were filed on July 9, 2003, August 7, 2003, and September 26, 2003 and amended on October 6, 2003.

(f) All other documents and reports filed by us under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement that registers securities covered hereunder that remain unsold.

Description of Securities
The class of securities to be offered hereby is subject to the reporting requirements of the Exchange Act, as amended. Our authorized capitalization is 100,000,000 shares. all of which are common stock, $0.01 par value. As of November 12, 2003, there were 6,165,236 shares of Common Stock issued and outstanding.

Holders of our common stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of common stock do not carry cumulative voting rights; therefore, holders of a majority of the outstanding shares of common stock will be able to elect the entire Board of Directors and, if they do so, minority shareholders would not be able to elect any members to the Board of Directors. Our Board of Directors has authority, without action by our shareholders, to issue all or any portion of the authorized but unissued shares of common stock, which would reduce the percentage ownership of our shareholders and which would dilute the book value of the common stock.

Our shareholders have no preemptive rights to acquire additional shares of common stock. Our common stock is not subject to redemption and carries no subscription or conversion rights. In the event of our liquidation, the holders of common stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of common stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years we have not paid cash dividends on our common stock and we do not anticipate that we will pay cash dividends in the foreseeable future.

Interests of Named Experts and Counsel
Certain legal matters in connection with this Registration Statement will be passed upon for review by Hamilton, Lehrer & Dargan, P.A., which will, after effectiveness of this Registration Statement, be a shareholder of 100,000 shares of our common stock. Our 2003 Consultant Stock Grant Plan registers 100,000 shares of our common stock which will be issued for legal services previously rendered to us by Hamilton, Lehrer & Dargan, P.A.

Indemnification of Directors and Officers
Our Articles of Incorporation provide for indemnification of directors to the full extent permitted by Colorado Law and, to the extent permitted by such law, eliminate or limit the personal liability of our directors to our shareholders for monetary damages for certain breaches of fiduciary duty and the duty of care. Such indemnification may be available for liabilities arising in connection with this offering. Pursuant to our Articles of Incorporation, we may indemnify our officers, employees, agents and other persons to the fullest extent permitted by Colorado Law. We have entered into indemnification agreements with our directors and executive officers pursuant to which we have agreed to indemnify such persons in certain circumstances.

Our Bylaws also provide that we shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, partner, trustee, employee, fiduciary or agent of ours, or who, while a director, officer, partner, trustee, employee, fiduciary or agent, is or was serving as a director, officer, partner, trustee, employee, fiduciary or agent of one of our subsidiaries or, at our Request of any other organization, against any liability asserted against such person or incurred by such person in any such capacity, whether we would have the power to indemnify such person against such liability under Colorado Law. We intend to purchase and maintain insurance on behalf of all of our directors and executive officers.

Indemnification of officers or persons controlling the corporation for liabilities arising under the Securities Act of 1933, as amended, is held to be against public policy by the Securities and Exchange Commission and therefore, unenforceable.

Exemption from Registration Claimed
Not Applicable.

Exhibits
The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:

Exhibit No.   Exhibit
-----------   ---------
5.1 Opinion of Hamilton, Lehrer & Dargan, P. A. regarding legality of the Common Stock being registered
23.1 Consent of Horwath Gelfond Hochstadt Pangburn, P.C., Independent Certified Public Accountants
23.3 Acknowledgement of Horwath Gelfond Hochstadt Pangburn, P.C., Independent Certified Public Accountants

Undertakings (a) We hereby undertake:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, in the State of Colorado, on this 12th day of November, 2003.



ATLAS MINERALS INC.

Signature                         Title                                 Date: November 12, 2003

By: /s/ Gerald E. Davis   Chief Executive Officer, President
-----------------------   and Chief Financial Officer
Gerald E. Davis

Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed by the following persons, in the capacities and on the dates respectively indicated.

Signature                         Title

By: /s/ Gerald E. Davis   Chief Executive Officer, President            Date: November 12, 2003
-----------------------   and Chief Financial Officer
Gerald E. Davis           (Principal Financial and Accounting Officer)


/s/ H.R. Shipes            Secretary and Director                       Date: November 12, 2003
-------------------
H.R. Shipes


/s/ Douglas Cook           Director                                     Date: November 12, 2003
-------------------
Douglas Cook

/s/ Robert Miller          Director                                     Date: November 12, 2003
-------------------
Robert Miller





Exhibit No.   Exhibit
----------    -------
5.1           Opinion of Hamilton, Lehrer & Dargan, P.A. regarding legality of the Common Stock being registered
23.1          Consent of Horwath Gelfond Hochstadt Pangburn, P.C., Independent
              Certified Public Accountants
23.3          Acknowledgement of Horwath Gelfond Hochstadt Pangburn, P.C.,
              Independent Certified Public Accountants
